Brocker Signs on with Silicon Graphics in New Zealand@

AUCKLAND, NEW ZEALAND, March 8 /CNW/ - Brocker Technology Group Ltd.,

BKI.T ("Brocker") is pleased to announce the appointment of wholly owned subsidiary Sealcorp Computer Products ("Sealcorp") as the sole distributor of the full range of Silicon Graphics, SGI.N ("SGI") products in New

Zealand.

SGI offers a range of competitively targeted servers and workstation products and continues to grow market share in high-end processing and graphics environments. SGI is building hardware and software to take advantage of Linux's adoptions and already has announced a collaboration with

VA Linux Systems to provide the industry's first professional level OpenGL graphics sub-system for workstations running Linux. SGI had global revenue of $2.7billion in 1999.

Greg Sitters, SGI Managing Director, Australia and New Zealand says, "We expect a combination of Windows NT and Linux products to be the dominant part of SCI's growth and revenue in New Zealand and that the NT/Linux markets are dominated by a distribution strategy." For further information, refer to

www.sgi.com.

Sealcorp delivers a wide range of software which is highly complementary to the workstation and server, including graphics, e-business and internet software. For more information refer to www.brockergroup.com.

Brocker Technology Group Ltd. is a technology innovator and distributor,

integrating the internet, computer, telephone and mobile phone technologies into an internet enterprise suite of software applications. Please visit the company's web site at www.brockergroup.com.

Brocker is a public company listed on the Toronto Stock Exchange and trades under the symbol "BKI".

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

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/For further information: Stephen Hassall, General Manager Marketing &

Client Services, Telephone 011-649-481-9960, e-mail:

shassall(at)brocker.co.nz; Mike Ridgway, Chief Executive Officer, Bloodhound

011-649-374-0000; e-mail: mridgway(at)brocker.co.nz; North America Investor

Relations 1-800-299-7823 or brocker(at)cadvision.com